Exhibit 2.1

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

ENDEAVOR IP, INC.,

AND

COMPELLING COMPETITIVE ADVANTAGE, LLC

Dated as of November 2, 2016

		Page

Article ITHE LICENSE		5
1.1	CCA License Grant.	5
During the Term (as defined herein) and subject to the terms and conditions of this Agreement, CCA hereby grants to ENIP an exclusive, worldwide, sublicensable right and license, for any commercial or non-commercial application.		5
1.2	License Termination.	5
(a) Minimum Net Gross Sales. In the event the current owners of CCA hold less than a majority of the issued and outstanding shares of ENIP capital stock, the exclusive license shall terminate in the event that ENIP fails to achieve Fifteen Million Dollars ($15,000,000) in Net Gross Sales by the date immediately prior to the third (3rd) anniversary date of the Effective Date.		5
1.3	Sublicenses.	6
During the Term of this Agreement and subject to the terms and conditions of this Agreement, ENIP may sublicense to Sublicensees a non-exclusive, non-transferrable, non-sublicensbale right to market the Licensed Technology to Customers. ENIP agrees that any sublicenses granted by ENIP shall contain all such provisions as are necessary for ENIP to meet its obligations under this Agreement and to reasonably protect the interests of CCA with regard to such sublicense. ENIP agrees to promptly forward to CCA a copy of any and all fully executed sublicense agreements for Licensed Technology and further agrees to forward to CCA quarterly a copy of such reports received by ENIP from its Sublicensees under the sublicenses. Upon termination under any license granted to ENIP in this Agreement, all sublicenses to Sublicensees shall be assigned to CCA. Any sublicense granted by ENIP shall contain provisions corresponding to those of this Section with respect to termination and the conditions of continuance of sublicenses.		6
1.4	Information Transfer.	6
CCA shall provide to ENIP any information necessary to further develop the Licensed Technology as it deems necessary.		6
1.5	Licensed Technology Agreements.	6
As a part of this Agreement, all of CCA’s existing agreements in connection with the Licensed Technology that are set forth in Exhibit A herein shall be assigned and transferred to ENIP promptly upon execution of this Agreement.		6
1.6	The Share Consideration	6
1.7	Directors and Officers.	6
(a) Directors of ENIP. The directors of ENIP immediately after the Effective Time shall be James B. Hovis and two other directors he shall appoint, to hold the office of a director of ENIP in accordance with the provisions of Nevada law until their successors are duly elected and qualified, or until their earlier resignation or removal.		6
(b) Officers of Surviving Entity. The officers of ENIP immediately after the Effective Time shall be James B. Hovis, President and Secretary, and Lawrence Kubin, Senior Vice President of Business Development, to hold office until their successors are duly elected and qualified, or until their earlier resignation or removal in accordance with the provisions of the by-laws of ENIP.		6

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(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	CCA License Technology Agreements

Schedules

Schedule A	Members of CCA

Schedule 2.1(b)	Manager of CCA

Schedule 2.1(c)	Foreign Qualifications

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2016 by and between Endeavor IP, Inc., a Nevada corporation (“ENIP”) and Compelling Competitive Advantage, LLC, a Delaware limited liability company (“CCA”).

RECITALS

A.        The Board of Directors of ENIP and the Managing Member of CCA believe it is advisable and in the best interests of each company and its respective stockholders or holders of interests that CCA provide an exclusive license for all intellectual property of CCA in return for 90% of the shares of ENIP (the "Effective Time") upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B.        CCA and ENIP each desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

THE LICENSE

1.1   CCA License Grant.

During the Term (as defined herein) and subject to the terms and conditions of this Agreement, CCA hereby grants to ENIP an exclusive, worldwide, sublicensable right and license, for any commercial or non-commercial application.

1.2   License Termination.

(a) Minimum Net Gross Sales. In the event the current owners of CCA hold less than a majority of the issued and outstanding shares of ENIP capital stock, the exclusive license shall terminate in the event that ENIP fails to achieve Fifteen Million Dollars ($15,000,000) in Net Gross Sales by the date immediately prior to the third (3rd) anniversary date of the Effective Date.

(b) Annual Minimum Gross Sales. The minimum payments under the exclusive license shall be the amounts for the respective calendar years set forth below: $500,000 in 2017; $750,000 in 2018 and $1,000,000 in 2019. The minimum payments shall be payable quarterly, in advance, on the first business day of each calendar quarter.

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1.3 Sublicenses.

During the Term of this Agreement and subject to the terms and conditions of this Agreement, ENIP may sublicense to Sublicensees a non-exclusive, non-transferrable, non-sublicensbale right to market the Licensed Technology to Customers. ENIP agrees that any sublicenses granted by ENIP shall contain all such provisions as are necessary for ENIP to meet its obligations under this Agreement and to reasonably protect the interests of CCA with regard to such sublicense. ENIP agrees to promptly forward to CCA a copy of any and all fully executed sublicense agreements for Licensed Technology and further agrees to forward to CCA quarterly a copy of such reports received by ENIP from its Sublicensees under the sublicenses. Upon termination under any license granted to ENIP in this Agreement, all sublicenses to Sublicensees shall be assigned to CCA. Any sublicense granted by ENIP shall contain provisions corresponding to those of this Section with respect to termination and the conditions of continuance of sublicenses.

1.4 Information Transfer.

CCA shall provide to ENIP any information necessary to further develop the Licensed Technology as it deems necessary.

1.5 Licensed Technology Agreements.

As a part of this Agreement, all of CCA’s existing agreements in connection with the Licensed Technology that are set forth in Exhibit A herein shall be assigned and transferred to ENIP promptly upon execution of this Agreement.

1.6 The Share Consideration

Upon and subject to the terms and conditions of this Agreement, CCA shall acquire control of ENIP through receipt of the Share Consideration. From and after the Effective. There will be no immediate change in the Certificate of Incorporation or Bylaws of ENIP upon consummation of this Agreement.

1.7 Directors and Officers.

(a)           Directors of ENIP. The directors of ENIP immediately after the Effective Time shall be James B. Hovis and two other directors he shall appoint, to hold the office of a director of ENIP in accordance with the provisions of Nevada law until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b)           Officers of Surviving Entity. The officers of ENIP immediately after the Effective Time shall be James B. Hovis, President and Secretary, and Lawrence Kubin, Senior Vice President of Business Development, to hold office until their successors are duly elected and qualified, or until their earlier resignation or removal in accordance with the provisions of the by-laws of ENIP.

1.8 Definitions.

(a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)            “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which ENIP is closed for business or banking institutions located in Washington, D.C. are authorized or obligated by law or executive order to close.

(ii)            “CCA Member Interests” shall mean the ownership units of CCA represented by interests that are expressed as a percentage of all outstanding interests.

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(iii)          “Documentation” shall mean any technical instructions or other documentation related to the Licensed Technology and provided to Licensee pursuant to this Agreement.

(iv)         "Continuing Employee” shall mean each employee of CCA who is an employee of ENIP or any of its Subsidiaries immediately following the Effective Time.

(v)          “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

(vi)          “Customer” shall mean any person or entity who uses the Licensed Technology from Licensee or Sublicensee for his, her or its own personal use, and not for redistribution or resale.

(vii)        Documentation” shall mean any technical information or other documentation related to the Licensed Technology and provided to Licensee pursuant to this Agreement.

(viii)       ENIP Blank Check Preferred Stock" shall mean some or all of those 25,000 authorized but unissued shares of blank check preferred stock, par value $.0001, of ENIP that will be issued as the Share Consideration.

(ix)          “ENIP Common Stock” shall mean shares of the common stock, par value $.0001 per share, of ENIP.

(x)           Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(xi)          “FASB” shall mean the Financial Accounting Standards Board.

(xii)         “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xiii)        “Improvements” shall mean any invention, discovery, enhancement or improvement in connection with the Licensed Technology, made by one or more employees, contractors or agents of Licensor and/or Licensee.

(xiv)        Knowledge” or “Known” shall mean, with respect to CCA, the actual knowledge of James B. Hovis, and with respect to ENIP, the actual knowledge of Franciscus Diaba.

(xv)         “Licensed Technology” shall mean the Nanoscale Particle Complex (“NPC”) technology, the Documentation and Improvements and any related intellectual property rights, including without limitation, related patents, trademarks, trade secrets and trademarks.

(xvi)        Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

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(xvii)       "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

(xviii)      “Member” shall mean any holder of any Company Member Interest immediately prior to the Effective Time and as listed on Schedule A to this Agreement.

(xix)        “Net Gross Sales” shall mean the gross sales revenues and fees billed by ENIP or its Sublicensees, for the sale of Licensed Technology, less the sum of amounts actually allowed or credited on returns or rejections of Licensed Technology. In computing Net Gross Sales, (i) no deductions from gross revenues and fees shall be made for commissions paid to individuals or entities, whether they are with independent sales agencies or regularly employed on the payroll by ENIP or its Sublicensees, or for cost of collections, and (ii) Licensed Technology will be considered licensed when billed out or invoiced, whichever is first.

(xx)         “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(xxi)        “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xxii)       “SEC” shall mean the United States Securities and Exchange Commission.

(xxiii)      “Securities Act” shall mean the Securities Act of 1933, as amended.

(xxiv)      "Share Consideration” shall mean the issuance of ENIP Blank Check Preferred Stock that upon conversion will allow ownership by the Members of not less than 90% of the issued and outstanding shares of ENIP Common Stock immediately following a reverse split of the issued and outstanding shares of ENIP Common Stock at the Effective Time.

(xxv)       “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of and not material to CCA or ENIP, as the case may be, and (iv) liens for current Taxes that are being contested in good faith.

(xxvi)      “Subsidiary” shall have the meaning set forth in Section 2.3(b) of this Agreement.

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(xxvii)     “Sublicensee” shall mean any person or entity to which ENIP directly sublicenses any or all of the rights granted to ENIP under the terms and conditions of this Agreement, but specifically not including any Customer.

1.9 Tax Consequences

ENIP and CCA intend that the Share Consideration shall constitute a transaction under Section 351 of the Code. However, no party hereto makes any representations or warranties regarding the tax treatment of the or any of the tax consequences relating to this transaction, this Agreement, or any of the other transactions or agreements contemplated hereby. Each party hereto acknowledges that it is relying solely on its own tax advisors in connection with this Agreement and the other transactions and agreements contemplated hereby.

Following the Effective Time the ownership of the issued and outstanding shares of ENIP common stock shall be as follows: 90% shall be owned by CCA, 3% shall be owned by the current shareholders of ENIP, 2.75% shall be owned by David Waldman, 2.75% shall be owned by Franciscus Diaba (in partial return for cancellation of his accrued salary) , 1% shall be owned by Peter Charles and ..5% shall be owned by Andrew Uribe.

1.11 ENIP Intellectual Property.  All intellectual property of ENIP owned by ENIP prior to the Effective Time shall be transferred out of ENIP within three (3) days following the Effective Date as follows: 50% to Franciscus Diaba in partial return for cancellation of his accrued salary of approximately $1.0 million and 50% to Peter Charles in connection with his severance payment from ENIP.

1.12 Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to effect the Share Consideration, the officers and directors of ENIP and the members of CCA are fully authorized in the name of their respective organizations or otherwise to take, and will take, all such lawful and necessary action.

Article II

REPRESENTATIONS AND WARRANTIES OF CCA

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, however, that any information disclosed under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule where it should be reasonably apparent to ENIP to assume that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by CCA to ENIP concurrently with the execution of this Agreement (the “CCA Disclosure Schedule”) CCA hereby represents and warrants to ENIP on the date hereof and as of the Effective Time, as follows:

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2.1 Organization, Qualification and Corporate Power.

CCA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CCA is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on CCA. CCA has the power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. CCA has furnished or made available to CCA true and complete copies of its Articles of Organization and Operating Agreement, each as amended and as in effect on the date hereof (hereinafter the “Target Charter” and “Operating Agreement”, respectively). CCA is not in default under or in violation of any provision of CCA Charter or Operating Agreement.

2.2 Authorization of Transaction.

CCA has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by CCA of this Agreement and the consummation by CCA of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of CCA. This Agreement has been duly and validly executed and delivered by CCA and, assuming the due authorization, execution and delivery by CCA, constitutes a valid and binding obligation of CCA, enforceable against CCA in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

2.3 Noncontravention.

Subject to CCA compliance with the applicable requirements of the Securities Act and any applicable state securities laws, neither the execution and delivery of this Agreement by CCA, nor the consummation by CCA of the transactions contemplated hereby, will: (a) conflict with or violate any provision of CCA Charter or the Operating Agreement; (b) require on the part of CCA any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of CCA’s participation in the transactions contemplated hereby, (ii) those required to be made by CCA, and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material Adverse Effect on CCA; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed in Section 2.4 of CCA Disclosure Schedule, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on CCA; (d) result in the imposition of any Security Interest upon any assets of CCA; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CCA, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on CCA.

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2.4 Subsidiaries.

CCA does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization.

2.5 Financial Statements.

Attached as Exhibit A is the unaudited balance sheet, statement of operations and statement of cash flows as of June 30, 2015 (the “Balance Sheet Date”) and unaudited balance sheets, statements of operations and statements of cash flows for the years ended December 31, 2014 and 2013. Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of CCA as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of CCA; provided, however, that the Financial Statements referred to above are subject to normal recurring year-end adjustments (which will not in the aggregate be material).

2.6 Absence of Certain Changes.

Since the Balance Sheet Date, CCA has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on CCA.

2.7 Undisclosed Liabilities.

CCA has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, and (d) liabilities which would not have a Material Adverse Effect on CCA.

2.8 Tax Matters.

CCA has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes that CCA is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or deposited in accordance with the law.

2.9 Assets.

CCA has good and marketable title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its businesses as presently conducted. No asset of CCA (tangible or intangible) is subject to any Security Interest. All machinery and equipment is in good condition and repair, normal wear and tear excepted. All leases of personal property to which CCA is a party are fully effective and afford CCA peaceful and undisturbed possession of the subject matter of the lease. CCA is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or rule applicable to the operation of the owned or leased assets (the violation of which would have a Material Adverse Effect on its business), nor has CCA received any written notice of violation with which it has not complied.

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2.10 Owned Real Property.

CCA does not own any real property.

2.11 Intellectual Property.

Section 2.12 of CCA Disclosure Schedule is a true and complete list of (i) all Intellectual Property presently owned or held by CCA and (ii) any license agreements under which Company has access to any confidential information used by CCA in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of CCA’s business as conducted and as currently proposed to be conducted by CCA. CCA owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is CCA bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. CCA has not received any communications alleging that CCA has violated or, by conducting its business as conducted and as currently proposed to be conducted by CCA, violates any Third Party Intellectual Property Rights and to CCA’s knowledge, the business as conducted and as currently proposed to be conducted by CCA will not cause CCA to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that CCA has title to Intellectual Property Rights to any Intellectual Property Rights. To CCA’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of CCA, the use of such person’s best efforts to promote the interests of CCA or CCA’s business as conducted or as currently proposed to be conducted by CCA. No prior employer of any current or former employee of CCA has any right, title or interest in the Intellectual Property and to CCA’s knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for CCA to use any inventions of any of its employees made prior to their employment by CCA.

2.12 Real Property Leases.

Section 2.13 of CCA Disclosure Schedule lists all real property leased or subleased to CCA. CCA has delivered or made available to CCA correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13 of CCA Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of CCA Disclosure Schedule:

(a)   the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to CCA and, to CCA’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

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(b)   CCA is not in breach or default under any such lease or sublease and, to CCA’s knowledge, no other party to the lease or sublease is in breach or default, and, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c)   there are no oral agreements or forbearance programs in effect as to the lease or sublease;

(d)   CCA has not received any written notice of any dispute with regards to any lease or sublease; and

(e)   CCA has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

2.13 Contracts.

Section 2.14 of CCA Disclosure Schedule lists the following written arrangements (including, without limitation, written agreements) to which CCA is a party:

(a)   any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum including such lease arrangements with purchase commitments or similar obligations known to CCA other than those listed pursuant to Section 2.14 in excess of $25,000;

(b)   any written arrangement (or group other than Reseller Agreements) of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services, (i) which involves more than the sum of $25,000 per annum, (ii) in which CCA has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party, and (iii) which calls for performance by CCA that as of the date hereof has not been fully completed;

(c)   any written arrangement establishing a partnership or joint venture;

(d)   any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)   a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

(f)   any written arrangement involving any of the stockholders of CCA or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Affiliates”);

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(g)   any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on CCA;

(h)   any other written arrangement (or group of related written arrangements) either (i) involving (A) more than $25,000 and (B) performance by CCA that as of the date hereof has not been fully completed, or (ii) not entered into in the ordinary course of business;

(i)   any written arrangement under which CCA provides maintenance or support services to any third party with regard to CCA’s products and any written arrangement containing a commitment by CCA to provide support for any such products for more than one year from the date of this Agreement involving, in each case, more than $25,000 (other than arrangements which by their terms permit the customer to extend such services after the expiration of the initial one year term or Reseller Agreements);

(j)   any written arrangement by which CCA has agreed to make available any consulting, enablement consulting, or education services (i) having a value in excess of $25,000 and (ii) providing for performance by CCA that as of the date hereof has not been fully completed; and

(k)   any other material contract or agreement as such terms are defined in Regulation S-K promulgated under the Securities Act, to which CCA is a party.

CCA has delivered to or made available to CCA a correct and complete copy of each written arrangement. With respect to each such written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to CCA and, to CCA’s knowledge, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought); (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect against CCA, and to CCA’s knowledge against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and (iii) CCA is not in breach or default, and, to CCA’s knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on CCA. CCA is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of CCA Disclosure Schedule under the terms of this Section 2.14.

2.14 Insurance.

Section 2.15 of CCA Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which CCA is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.15 of CCA Disclosure Schedule lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

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CCA is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; except for any breach, default, event, termination, modification or acceleration that would not have a Material Adverse Effect on CCA; and CCA has not received any written notice or to CCA’s knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. CCA has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

2.15 Litigation.

(a)   There are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to CCA’s knowledge, investigations in or before any Governmental Entity or any arbitrator or to CCA’s knowledge expected to be before any Governmental Entity or any arbitrator; to which CCA, any officer, director, employee or agent of CCA (in such person’s capacity as an officer, director, employee or agent of CCA and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of CCA, is threatened to be made a party.

(b)   There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against CCA.

2.16 Legal Compliance; Restrictions on Business Activities.

CCA and the conduct and operation of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to CCA or its business, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on CCA. There is no agreement, judgment, injunction, order or decree binding upon CCA which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of CCA, as currently contemplated by CCA, and any acquisition of property of CCA or the conduct of business by CCA as currently conducted or proposed to be conducted.

2.17 Employees.

(a)   To CCA’s knowledge, no employee has any plans to terminate employment with CCA within six (6) months of the date hereof. CCA is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. CCA has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of CCA. CCA is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against CCA under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to CCA’s knowledge, threatened, between CCA and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on CCA.

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(b) Section 2.18 of CCA Disclosure Schedule contains a list of employees whose employment has been terminated by CCA in the ninety (90) days prior to Closing; including the name, address, date and reason for such termination.

2.18 Employee Benefits.

(a)   Section 2.19(a) of CCA Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by CCA, or any ERISA Affiliate. Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which CCA or any ERISA Affiliate has an obligation file Form 5500) for each Employee Benefit Plan, have been delivered or made available to CCA. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of CCA, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code. CCA and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(b)   To CCA’s knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)   All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d)   Neither CCA nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)   At no time has CCA or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)   There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of CCA (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

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(g)   No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by CCA or any ERISA Affiliate that would subject CCA or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h)   No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)    No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits CCA from amending or terminating any such Employee Benefit Plan.

(j)    Section 2.19(j) of CCA Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of CCA (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving CCA of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from CCA that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding CCA, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactibons contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.19 Permits.

Section 2.20 of CCA Disclosure Schedule sets forth a list of all material Permits issued to or held by CCA. Such listed Permits are the only Permits that are required for CCA to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on CCA. Each such Permit is in full force and effect and to CCA’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

2.20 Brokers’ Fees.

CCA has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

2.21 Books and Records.

The minute books and other similar records of CCA contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

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2.22 Access to Information.

Until the Closing, CCA will allow CCA and its agents reasonable access to the files, books, records and offices of CCA, including, without limitation, any and all information relating to CCA’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. CCA will cause its accountants to cooperate with CCA and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

2.23 Disclosure.

No representation or warranty by CCA contained in this Agreement, including any statement contained in CCA Disclosure Schedule or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

Article III

REPRESENTATIONS AND WARRANTIES OF ENIP

The Company represents and warrants to CCA that, as of the date hereof, the statements contained in this Article III are true and correct, except as set forth in the schedule provided by ENIP and attached hereto (the “ENIP Disclosure Schedule”) or the filings made by ENIP with the U.S. Securities and Exchange Commission:

3.1 Organization.

ENIP is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. ENIP is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on ENIP. ENIP has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. ENIP has furnished or made available to ENIP true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof. ENIP is not in default under or in violation of any provision of its Articles of Incorporation, or Bylaws, as amended.

3.2 Capitalization.

The authorized capital stock of ENIP consists of 3,025,000,000 shares of Survivor Stock, of which 3 billion shares are common stock, $.0001 par value per share, and of which 2,337,457,481 will be issued and outstanding at or immediately prior to Closing, and 25,000,000 shares of "blank check" preferred stock, par value $.0001 per share, of which none will be issued and outstanding immediately prior to Closing. All of the issued and outstanding shares of Survivor Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of Survivor Stock and other securities of ENIP have been duly and validly issued in compliance with federal and state securities laws. There are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of ENIP, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of ENIP.

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3.3 Authorization of Transaction.

ENIP has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby by ENIP (including the Share Exchange) have been duly and validly authorized by all necessary corporate action on the part of ENIP. This Agreement has been duly and validly executed and delivered by ENIP and, assuming the due authorization, execution and delivery by ENIP, constitutes a valid and binding obligation of ENIP, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

3.4 Noncontravention.

Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Nevada Articles as required by Nevada Law, neither the execution and delivery of this Agreement, nor the consummation by ENIP of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of ENIP; (b) require on the part of ENIP any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of ENIP’s participation in the transactions contemplated hereby or (ii) to be made by CCA or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material Adverse Effect on ENIP; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which ENIP is a party or by which either is bound or to which any of their assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on ENIP; (d) result in the imposition of any Security Interest upon any assets of ENIP; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ENIP or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on ENIP.

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3.5 Reports and Financial Statements.

ENIP has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by ENIP with the SEC on a timely basis, and has made available to ENIP such forms, reports and documents in the form filed with the SEC. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that ENIP may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in ENIP Disclosure Letter, the SEC Reports filed by ENIP and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any Material Adverse Effect with respect to ENIP that would require disclosure under the Securities Act.

3.6 Undisclosed Liabilities.

ENIP has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since July 29, 2016 (the "Survivor Balance Sheet Date"), in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business, the aggregate when combined with those shown in the Financial Statements shall not exceed $25,000, and (d) liabilities which would not have a Material Adverse Effect on ENIP.

3.7 Litigation.

There are no suits, arbitrations, actions, claims, complaints, grievances, or to ENIP’s knowledge, investigations or proceedings pending or, to ENIP’s knowledge, threatened against Survivor or its subsidiaries that, if resolved against Survivor or its subsidiaries could be reasonably expected to have a Material Adverse Effect on ENIP, or ENIP’s ability to consummate the transactions contemplated by this Agreement.

3.8 Legal Compliance; Restrictions on Business Activities.

ENIP and the conduct and operation of their business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to ENIP or its businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on ENIP. There is no agreement, judgment, injunction, order or decree binding upon ENIP which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of ENIP, as currently contemplated by ENIP, and any acquisition of property of ENIP or the conduct of business by ENIP as currently conducted or proposed to be conducted.

3.9 Merger Shares.

The Share Exchange Shares have been duly authorized and, when issued in consideration for the conversion of ENIP Shares, as a result of the Share Exchange and pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable “blue sky” state securities laws. Assuming that all of the holders of Target Interests are “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act, and that all such Persons have complied with all of the terms and conditions of this Agreement, the offer and sale of the Share Exchange Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

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3.10 Intentionally Omitted

3.11 Survivor Action.

The Board of Directors of ENIP has (a) determined that the Share Exchange is fair and in the best interests of ENIP and its stockholders, and (b) adopted this Agreement in accordance with the provisions of the Articles of Incorporation and the Bylaws of ENIP, and the corporate laws of the State of Nevada. No other corporate action (including stockholder action) is required to be taken by ENIP in connection with the consummation of the Share Exchange and the transactions contemplated by this Agreement.

3.12 Absence of Certain Changes

Since July 31, 2016, ENIP has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on ENIP.

3.13 Brokers’ Fees.

ENIP has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.14 Qualification as a Reorganization.

ENIP has no plan or intention to both (a) discontinue (or cause the Surviving Survivor to discontinue) the historic business of the Surviving Survivor (assuming that the business of ENIP as of the date of the Share Exchange is the Surviving Survivor’s historic business) and (b) cease (or cause the Surviving Survivor to cease) to use a significant portion of the Surviving Survivor’s historic business assets in a trade or business (assuming that the assets of ENIP as of the date of the Share Exchange constitute the Surviving Survivor’s historic business assets). ENIP has no plan or intention to cause it to dispose of assets following the Share Exchange such that after the Share Exchange it will no longer continue to hold (as such term is used in Code Section 368(a)(2)(E)(i)) substantially all of its assets. For purposes of the foregoing, the term “substantially all” means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of CCA and the Surviving Survivor.

3.15 Disclosure.

No representation or warranty by ENIP contained in this Agreement, including any statement contained in ENIP Disclosure Letter, or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

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3.16 Absence of Plans.

Since July 31, 2016, the Board of Directors of ENIP has not authorized any recapitalization, reclassification, spin-off, stock split, stock combination, stock or extraordinary cash dividend, or reverse split with respect to ENIP Stock.

3.17 Tax Matters.

(a)   ENIP (and any consolidated group for tax purposes of which ENIP has been a member) has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by ENIP, or for which ENIP may be liable (whether or not shown on any Tax Return), have been or will be timely paid. ENIP is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where ENIP does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of ENIP that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)   ENIP has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by ENIP in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)   There is no dispute or claim concerning any Tax liability of ENIP either (i) claimed or raised by any authority in writing or (ii) as to which ENIP has knowledge.

(d)   ENIP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

3.18 Assets.

ENIP has good and marketable title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its businesses as presently conducted. No asset of ENIP (tangible or intangible) is subject to any Security Interest. All machinery and equipment is in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which ENIP is a party are fully effective and afford ENIP peaceful and undisturbed possession of the subject matter of the lease. ENIP is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or rule applicable to the operation of the owned or leased assets (the violation of which would have a Material Adverse Effect on its business), nor has ENIP received any written notice of violation with which it has not complied.

3.19 Owned Real Property.

ENIP does not own any real property.

3.20 Intentionally Omitted

3.21 Permits.

Section 3.21 of ENIP Disclosure Letter sets forth a list of all material Permits issued to or held by ENIP. Such listed Permits are the only Permits that are required for ENIP to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on ENIP. Each such Permit is in full force and effect and to ENIP’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

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3.22 Access to Information.

Until the Closing, Survivor will allow ENIP and its agents reasonable access to the files, books, records and offices of ENIP, including, without limitation, any and all information relating to ENIP’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Survivor will cause its accountants to cooperate with ENIP and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

3.23 Disclosure.

No representation or warranty by ENIP contained in this Agreement, including any statement contained in ENIP Disclosure Schedule or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

3.24 Books and Records.

The minute books and other similar records of ENIP contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

Article IV

CONDITIONS TO THE TRANSACTION

4.1 Conditions to Each Party’s Obligations.

(a)   The respective obligations of each party to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the other party:

(b)   this Agreement and the Share Consideration shall have received approval by ENIP and CCA;

(c)   ENIP and CCA shall be satisfied that the Share Consideration shall be exempt under Regulation D of the Securities Act and Section 4(2) of the Securities Act;

(d)   no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Exchange shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Exchange which makes the consummation of the Share Exchange illegal; and

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(e)   no proceeding in which ENIP and CCA shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company or CCA under any United States or state bankruptcy or insolvency law.

4.2 Conditions to Obligations of ENIP.

The obligation of ENIP to consummate the Share Exchange is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by ENIP:

(a)   this Agreement shall have been approved and adopted by CCA;

(b)   CCA shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in CCA Disclosure Letter, except for any which if not obtained or effected would not have a Material Adverse Effect on CCA or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)   the representations and warranties of CCA set forth in Article II shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d)   CCA shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)   ENIP shall have received from the Managing Member of CCA a certificate certifying that as of the Closing Date; (i) CCA has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Share Consideration; and (ii) all of CCA’s representations and warranties set forth in this Agreement continue to be true and accurate as of the Closing Date; and

(g)   in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company;

4.3 Conditions to Obligations of CCA.

The obligation of CCA to consummate the Share Exchange is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by CCA:

(a)   ENIP shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required with the SEC prior to the consummation of the Share Exchange), except for any which if not obtained or effected would not have a Material Adverse Effect on ENIP or on the ability of the parties to consummate the transactions contemplated by this Agreement;

(b)   each of ENIP shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

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(c)   the representations and warranties of ENIP set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

(d)   CCA shall have received from the Secretary of ENIP a certificate (i) certifying the Certificate of Incorporation of ENIP, (ii) certifying the Bylaws of ENIP, (iii) certifying the resolutions of the Board of Directors of ENIP, and (iv) attesting to the incumbency of the officers of ENIP;

(e) CCA shall have received from the President of ENIP a certificate certifying that as of the Closing Date; (i) ENIP has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Share Exchange; and (ii) all of ENIP’s representations and warranties set forth in this Agreement continue to be true and accurate as of the Closing Date;

(f)   Target shall have delivered the certificates described in Section 3.4(b) hereof, as applicable, and all other documents required to be delivered to CCA on or before the Closing Date; and

(g)   all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to CCA.

4.4 Certain Waivers.

The parties acknowledge and agree that if a party has actual knowledge of any breach by any other party of any representation, warranty, agreement or covenant contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have irrevocably waived such breach for that particular breach only and such party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

Article V

TERMINATION, AMENDMENT AND WAIVER

5.1 Termination Subject to Section  hereof, this Agreement may be terminated and the Share Exchange abandoned at any time prior to the Closing by mutual agreement of CCA and ENIP.

Effect of Termination In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ENIP, CCA, or its respective officers, directors or Members, if applicable.

5.2 Amendment This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

5.3 Extension; Waiver At any time prior to the Closing, ENIP, on the one hand, and CCA, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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Article VI

GENERAL PROVISIONS

6.1 Notices All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service or by electronic mail with proof of receipt, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

(a)          if to ENIP to:

140 Broadway, 46th Floor

New York, NY 10005

Attn: Peter Charles, Interim President and CEO

email: charles.peter@gmail.com

(b)          if to CCA, to:

8201 Old Courthouse Road

Suite 202

Vienna, Virginia 22182

Attn: James B. Hovis, Managing Member

email: jbhalh@gmail.com

with a copy to:

Akerman LLP

750 Ninth Street, N.W., Suite 750

Washington, D.C. 20001

Attn: Ernest M. Stern, Esq.

email: ernest.stern@akerman.com

Fax: (866) 268-2788

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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6.2 Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6.3 Entire Agreement; Assignment This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that ENIP may, upon two (2) Business Days’ prior written notice to CCA assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary as long as ENIP remains primarily liable for all of ENIP’s obligations hereunder and such assignment and/or delegation does not adversely affect the characterization of the Share Exchange as a statutory merger of CCA with and into ENIP for federal income tax purposes.

6.4 Severability In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.5 Other Remedies Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.6 No Third Party Beneficiaries This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

6.7 Governing Law; Exclusive Jurisdiction This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court in Fairfax County, Virginia in or federal court in Alexandria, Virginia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Virginia for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

27

Confidential

6.8 Rules of Construction The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page Follows]

28

Confidential

IN WITNESS WHEREOF, ENIP and CCA have caused this Agreement to be signed, all as of the date first written above.

ENDEAVOR IP, INC.

By:
Name: Peter Charles
Title: Interim President and CEO

COMPELLING COMPETITIVE ADVANTAGE, LLC

By:
Name: James B. Hovis
Title: Managing Member

[Signature Page to Exclusive License Agreement]

29

Exhibit A

CCA LICENSED TECHNOLOGY AGREEMENTS

Exhibit A

Schedule A

MEMBERS OF CCA

Name	Equity
James B. Hovis	36%
Edward Mathias	24.45%
Stuart Yarbrough	14.67%
Michael Fountain	10%
Larry Kubin	10%
Buford Scott	2.44%
John Morrissey	2.44%
%
%
%
%
%
%
%
%

Schedule A

Schedule 2.1(b)

MANAGER

James B. Hovis, Managing Member

Schedule 2.1(b)

Schedule 2.1(c)

FOREIGN QUALIFICATIONS

Virginia

Schedule 2.1(c)

CCA DISCLOSURE SCHEDULE

Schedule 2.2 (Capitalization)

Confidential

ENIP DISCLOSURE SCHEDULE

Section 3.2 (Capitalization)